Exhibit 99.1

IDT Corporation Settles Lawsuit against Telefonica and Terra Networks

NEWARK, N.J.—(BUSINESS WIRE)—July 29, 2005—IDT Corporation (NYSE: IDT - News, IDT.C - News) is pleased to announce that it has settled its lawsuit against Telefonica S.A., Terra Networks, S.A., and Terra Networks, U.S.A., Inc. Under the terms of the settlement, IDT has received $44-million from Telefonica. IDT is an international telecom, entertainment and technology company.

On January 29, 2001, IDT filed a complaint against Telefonica S.A., Terra Networks, S.A., Terra Networks, U.S.A., Inc. in the United States District Court, District of New Jersey, relating to a joint venture we entered into with Terra Networks, S.A. in October 1999 and subsequently terminated in April 2000. The complaint asserted multiple claims and counterclaims, all of which have been settled.

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for the Company’s initiatives in brochure distribution, retail energy and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:

IDT Corporation

Gil Nielsen, 973-438-3553